                                                                     EXHIBIT 4.1

                        PROVIDIAN FINANCIAL CORPORATION

                                   as Issuer

                                      AND

                         BANK ONE TRUST COMPANY, N.A.

                                  as Trustee




                         SECOND SUPPLEMENTAL INDENTURE

                         Dated as of February 15, 2001




                Supplement to Indenture dated as of May 1, 1999

                               TABLE OF CONTENTS

                                  ___________

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
                                                                               Page
                                                                               ----

                                          ARTICLE 1
                                   Creation of the Notes

Section 1.01.  Designation of Series...........................................   2
Section 1.02.  Form of Notes...................................................   2
Section 1.03.  Limit on Amount of Series.......................................   2
Section 1.04.  Original Issue Discount; Calculation of Original Issue Discount.   2
Section 1.05.  Certificate of Authentication...................................   3
Section 1.06.  No Sinking Fund.................................................   3
Section 1.07.  Issuance in Global Form.........................................   3
Section 1.08.  Discharge of Indenture; Defeasance..............................   3
Section 1.09.  Other Terms of Notes............................................   3
Section 1.10.  Additional Definitions..........................................   3

                                          ARTICLE 2
                                    Conversion of Notes


Section 2.01.  Conversion Privilege............................................   5
Section 2.02.  Conversion Rate.................................................   7
Section 2.03.  Exercise of Conversion Privilege................................   7
Section 2.04.  Fractions of Common Stock Shares................................   8
Section 2.05.  Adjustment of Conversion Rate...................................   9
Section 2.06.  Notice of Adjustments of Conversion Rate........................  15
Section 2.07.  Notice of Certain Corporate Action..............................  16
Section 2.08.  Company to Reserve Common Stock.................................  17
Section 2.09.  Taxes on Conversions............................................  17
Section 2.10.  Covenant as to Common Stock.....................................  17
Section 2.11.  Cancellation of Converted Securities............................  17
Section 2.12.  Right of Holders to Convert.....................................  17

                                          ARTICLE 3
                Optional Tax Event Conversion to Semiannual Coupon Notes


Section 3.01.  Optional Tax Event Conversion to Semiannual Coupon Notes........  18

                                          ARTICLE 4
                                    Redemption of Notes

Section 4.01.  Optional Redemption by the Company..............................  19
Section 4.02.  Applicability of Article........................................  21

                                          ARTICLE 5
                Purchase of Notes by the Company at the Option of the Holders

Section 5.01.  Purchase at Option of Holders on Specified Purchase Dates.......  21
Section 5.02.  Purchase at Option of Holders Upon Change of Control............  26
Section 5.03.  Certain Article 5 Definitions...................................  29

                                          ARTICLE 6
                                     Events of Default


Section 6.01.  Additional Events of Default....................................  31

                                          ARTICLE 7
                           Amendments, Supplements and Waivers


Section 7.01.  With Consent of Holders.........................................  32

                                          ARTICLE 8
                                        Miscellaneous


Section 8.01.  Application of Second Supplemental Indenture....................  33
Section 8.02.  Effective Date..................................................  33
Section 8.03.  Counterparts....................................................  33

     SECOND SUPPLEMENTAL INDENTURE, dated as of February 15, 2001 by and between PROVIDIAN FINANCIAL CORPORATION, a Delaware corporation, as issuer (the "Company"), and BANK ONE TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee under the Indenture (as hereinafter defined) (the "Trustee").

                            RECITALS

     WHEREAS, the Company and the Trustee, as successor in interest to The First National Bank of Chicago, are parties to that certain Indenture dated as of May 1, 1999 (the "Indenture," all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture) providing for the issuance by the Company of securities from time to time;

     WHEREAS, the Company desires to issue a new series of Securities under the Indenture, and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Second Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described;

     WHEREAS, the Company and the Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of establishing the terms of such series of Securities;

     WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a Board Resolution;

     WHEREAS, concurrent with the execution hereof, the Company has delivered an Officers' Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes (as hereinafter defined), as follows:

                                   ARTICLE 1

                             Creation of the Notes

     Section 1.01.  Designation of Series.  Pursuant to the terms hereof and
Section 301 of the Indenture, the Company hereby creates a series of Securities designated as the "Zero Coupon Convertible Notes Due February 15, 2021" (the "Notes"), which Notes shall be deemed "Securities" for all purposes under the Indenture.

     Section 1.02. Form of Notes. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Stated Maturity of the principal amount at maturity of the Notes or, in the event of conversion of the Notes to semiannual coupon Notes, the Restated Principal Amount, shall be February 15, 2021.

     Section 1.03. Limit on Amount of Series. The Notes shall not exceed U.S. $1,015,000,000 in aggregate principal amount at maturity, and may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon a Company Order and delivery of an Officers' Certificate and Opinion of Counsel as contemplated by Section 303 of the Indenture.

     Section 1.04. Original Issue Discount; Calculation of Original Issue Discount. The Notes are Original Issue Discount Securities for United States federal income tax purposes that are being offered at a substantial discount from their principal amount at maturity. Except as described below, there will not be periodic payments of interest on the Notes. The Notes will accrue Original Issue Discount while they remain outstanding at a rate of 4.00% per annum, calculated on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The issue date for the Notes, and the commencement date for the accrual of Original Issue Discount, will be February 15, 2001.

     Maturity, conversion, purchase by the Company at the option of the Holder or redemption of a Note will cause Original Issue Discount and interest, if any, to cease to accrue on such Note. The Company can not reissue a Note that has matured or been converted, purchased by the Company at the option of the Holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such Note.

     The Company shall file with the Internal Revenue Service, the Trustee and non-corporate U.S. Holders promptly after the end of each calendar year (i) a written notice specifying the amount of Original Issue Discount (including daily rates and accrual periods) accrued on outstanding Notes as of the end of such year and (ii) such other specific information relating to such Original Issue Discount as may then be required to be reported under the Internal Revenue Code of 1986, as amended from time to time.

     Section 1.05. Certificate of Authentication. The Trustee's certificate of authentication to be borne on the Notes shall be substantially as provided in the Form of Note attached hereto as Exhibit A.

     Section 1.06. No Sinking Fund. No sinking fund will be provided with respect to the Notes.

     Section 1.07. Issuance in Global Form. The Notes shall be issued as one or more Global Securities, representing the aggregate principal amount at maturity of the Notes, and shall be deposited with the Trustee as custodian for the Depositary. The Notes shall be registered in the name of Cede & Co., or other nominee of the Depositary.

     Section 1.08. Discharge of Indenture; Defeasance. The Notes shall not be subject to the provisions of Article XIII of the Indenture.

     Section 1.09.  Other Terms of Notes.

     The other terms of the Notes shall be as expressly set forth in Articles 2, 3, 4, 5, 6 and 7 hereof and Exhibit A hereto.

     The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

     Section 1.10. Additional Definitions.

     For purposes of this Second Supplemental Indenture, the following terms shall have the following definitions:

     "Accreted Conversion Price" as of any day means, per $1,000 principal amount at maturity, the sum of the Issue Price plus accrued Original Issue Discount to the date of determination, with such sum divided by the Conversion Rate. If the Notes have been converted to semiannual coupon Notes following a Tax Event, then Accreted Conversion Price shall mean the sum of the Issue Price plus such Original Issue Discount as would have accrued to the date of determination if the Notes had not been converted to semiannual coupon Notes, with such sum divided by the Conversion Rate.

     "Common Stock" means the Common Stock of the Company, par value $0.01 per share

     "Conversion Rate" shall have the meaning as defined in Section 2.02 hereof.

     "Issue Date" of any Note means the date on which the Note was originally issued or deemed issued as set forth on the face of the Note.

     "Issue Price" of any Note means, in connection with the original issuance of the Note, the initial issue price per $1,000 principal amount at maturity at which the Note is sold.

     "Market Price" means the average of the Sale Prices of the Common Stock for the five Trading Day period ending on the third Business Day prior to the applicable Purchase Date or Change of Control Purchase Date (if the third Business Day prior to the applicable Purchase Date or Change of Control Purchase Date is a Trading Day, or if not, then on the last Trading Day prior to such third Business Day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such Purchase Date or Change of Control Purchase Date (or other date in question, for the purpose of adjusting the Conversion Rate), of any event described in Section 2.05(a), (b) or (c); subject, however, to the conditions set forth in Sections 2.05(d) and (e).

     "Option Exercise Date" is the date the Company exercises its option upon the occurrence of a Tax Event to convert the Note to a debt security which offers a semiannual coupon payment.

     "Original Issue Discount" of any Note means the difference between the Issue Price and the principal amount at maturity of the Note as set forth on the face of the Note.

     "Principal Amount at Maturity" or "principal amount at maturity" of a Note means the principal amount at maturity as set forth on the face of the Note.

     "Sale Price" of the Common Stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or the National Quotation Bureau Incorporated. To the extent that the trading of Common Stock regular way continues past 4:00 pm New York City time, the closing price of the Common Stock shall be deemed to refer to the price at the time that is then customary for determining the Trading

Day's index levels for stocks traded on such national securities exchange or automated quotation system.

     "Tax Event" means that the Company shall have received an opinion from independent tax counsel experienced in such matters to the effect that as a result of: (1) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (2) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after February 8, 2001, there is more than an insubstantial risk that interest (including Original Issue Discount, if any) payable on the Notes either: (a) would not be deductible on a current accrual basis or (b) would not be deductible under any other method, in either case in whole or in part, by the Company (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

     "Trading Day" means a day on which the security, the closing price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter-market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

                                   ARTICLE 2

                              Conversion of Notes

     Section 2.01. Conversion Privilege. Subject to and upon compliance with the provisions of this Article 2, at the option of the Holder thereof, any Note or any portion of the principal amount at maturity thereof which is $1,000 or an integral multiple of $1,000, and which has not previously been redeemed pursuant to Article 4 hereof or purchased pursuant to Article 5 hereof, may be converted into fully paid and nonassessable shares of Common Stock at any time following the issuance of the Notes and prior to the close of business on February 15, 2021.

     (a) Except as provided for in Section 2.01(b) below, if the Sale Price on at least 20 Trading Days of the 30 Trading Days prior to the conversion is (i) less than 100% of the Accreted Conversion Price, then the Holder electing to exercise its conversion right on that date will receive, in lieu of Common Stock, cash in an amount, per $1,000 principal amount at maturity of the Notes surrendered for conversion, equal to 95% of the product of the Conversion Rate and such Sale Price on the Trading Day immediately preceding the conversion date, (ii) greater than or equal to 100% of the

Accreted Conversion Price but less than 110% of the Accreted Conversion Price, the Holder will receive, in lieu of Common Stock, cash in an amount, per $1,000 principal amount at maturity of the Notes surrendered for conversion, equal to the sum of the Issue Price of the Notes plus accrued Original Issue Discount to the date of conversion, or (iii) greater than or equal to 110% of the Accreted Conversion Price, the Holder will receive, per $1,000 principal amount at maturity of the Notes surrendered for conversion, a number of shares of Common Stock equal to the then applicable Conversion Rate. For the purposes of this
Section 2.01(a), the Sale Price during the 30 Trading Days prior to the conversion shall be appropriately adjusted in a manner determined by the Board of Directors (which determination shall be conclusive) to take into account the occurrence of any event described in Section 2.05(a), (b) or (c), subject to the conditions set forth in Sections 2.05(d) and (e).

     (b) The provisions of Section 2.01(a) shall not apply in the following instances:

          (i) if the Notes being surrendered for conversion have been previously called for redemption but not yet redeemed by the Company pursuant to Section 4.01 hereof, then the Holder will receive, per $1,000 principal amount at maturity of the Notes surrendered for conversion, a number of shares of Common Stock equal to the then applicable Conversion Rate.

          (ii) if the Company is party to a consolidation, merger or binding share exchange pursuant to which the Company's Common Stock will be converted into cash, securities or other property, then:

                    (A) during the period beginning 15 days prior to the
               anticipated effective date of such transaction and ending immediately prior to the effective time of such transaction, a Holder will receive, per $1,000 principal amount at maturity of the Notes surrendered for conversion, a number of shares of Common Stock equal to the then applicable Conversion Rate; or

                    (B) during the period beginning at the effective time of
               such transaction and ending 15 days after the actual effective date of such transaction, a Holder surrendering Notes for conversion will receive the kind and amount of cash, securities or other property that such Holder would have received immediately prior to such transaction, if such Holder had converted such Notes immediately prior to such transaction.

          (iii) if an Event of Default (other than a default in a cash payment upon conversion of the Notes) has occurred and is continuing, the Company shall not pay cash upon conversion of any Note (other than cash in lieu of fractional shares). In such instance, a Holder will receive, per $1,000 principal amount at maturity of any Notes surrendered for conversion, a number of shares of Common Stock equal to the then applicable Conversion Rate.

          (iv) for calculation purposes as required by certain provisions of this Second Supplemental Indenture, the number of shares of Common Stock or other value a Holder would have received if such Holder had converted Notes as of that date, per $1,000 principal amount at maturity of such Holder's Notes being considered, shall be equal to the Conversion Rate applicable on such date.

A Note for which a Holder has delivered a Purchase Notice or a Change of Control Purchase Notice pursuant to Section 5.01 or 5.02 hereof may be converted only if such Purchase Notice or a Change of Control Purchase Notice is withdrawn in accordance with the terms of such Section, unless the Company defaults in the payment of the applicable Purchase Price or Change of Control Purchase Price.
If the Company calls a Note for redemption, a Holder may convert a Note into Common Stock only until the close of business on the redemption date, unless the Company defaults on payment of the Redemption Price.

     Section 2.02. Conversion Rate. The rate at which shares of Common Stock shall be delivered upon conversion (the "Conversion Rate") shall be initially
6.2240 shares of Common Stock for each $1,000 principal amount at maturity of Notes. The Conversion Rate shall be adjusted in certain instances as provided in Section 2.05 hereof. However, the Conversion Rate will not be adjusted for accrued Original Issue Discount. All calculations under this Article 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

     Section 2.03. Exercise of Conversion Privilege. In order to exercise the conversion privilege, the Holder of any Note to be converted shall surrender such Note, duly endorsed or assigned to the Company or in blank, at the Corporate Trust Office of the Trustee, located at 14 Wall Street, 8th Floor, New York, New York 10005, Attn: Corporate Trust Administration, accompanied by a duly signed and completed written notice to the Company at the Corporate Trust Office that the Holder elects to convert such Note. In the case of Notes which have been converted to semiannual coupon Notes pursuant to Article 3 hereof, Holders of Notes surrendered for conversion during the period from the close of business on any Record Date immediately preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except in the case of Notes or portions thereof which have been called for redemption or in respect of which a Purchase Notice or Change of Control Purchase Notice delivered by the Holder has not been withdrawn, the conversion rights of which would terminate during the period between such Record Date and the close of business on such Interest Payment Date) be entitled to receive the interest payable on such Interest Payment Date on the Restated Principal Amount of Notes being surrendered for conversion. Such Notes which have been converted to semiannual coupon Notes that are surrendered for conversion during the period from the close of business on any Record Date immediately preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except in the case of Notes or portions thereof which have been called for redemption or in respect of which a Purchase Notice or Change of Control Purchase Notice delivered by the Holder has not been withdrawn, the conversion rights of which would terminate during the period between such Record Date and the close of business on such Interest Payment Date) be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the Restated Principal Amount of Notes being surrendered for conversion. On conversion, Original Issue Discount accrued on the Notes surrendered for conversion from the Issue Date through the date of conversion is not canceled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder through receipt of the Common Stock issued upon conversion. Except as set forth above, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes surrendered for conversion from the Interest Payment Date preceding the day of conversion, or on account of any dividends on the Common Stock issued upon conversion. In addition, Holders shall not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the conversion date. Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Notes for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Notes as Holders shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Trustee at its Corporate Trust Office a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share thereof, as provided in Section 2.04 hereof, and the Trustee shall forward such certificate or certificates at the addresses set forth in the written notices sent to the Company by the Holders electing to convert their Notes.

     Section 2.04. Fractions of Common Stock Shares. No fractional shares of Common Stock shall be issued upon conversion of the Notes. If more than one

Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount at maturity of the Notes so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Note or Notes, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Sale Price on the Trading Day immediately preceding the date of conversion.

     Section 2.05.  Adjustment of Conversion Rate.

     For the purposes of this Section 2.05, "Time of Determination" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which
Section 2.05(b) or 2.05(c) applies and (ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, warrants or options or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the Common Stock is then listed or quoted.

     "Average Sale Price" means the average of the Sale Prices of the Common Stock for the shorter of:

     (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or options or distribution in respect of which the Average Sale Price is being calculated, or

     (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, warrants or options or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or options or distribution in respect of which the Average Sale Price is being calculated (excluding days within such period, if any, which are not Trading Days), or

     (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time with respect to the next preceding (a) issuance of rights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 2.05(a)(iv), 2.05(b) or 2.05(c) and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or options or distribution in respect of which the Average Sale Price is being calculated (excluding days within such period, if any, which are not Trading Days).

     In the event that the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which
Section 2.05(a)(i), (ii), (iii) or (v) applies occurs during the period applicable for calculating the "Average Sale Price" pursuant to the definition in the preceding paragraph, the "Average Sale Price" shall be calculated for such period in a manner determined by the Board of Directors (whose determination shall be conclusive) to reflect the impact of such dividend, subdivision, combination or reclassification on the Sale Price of the Common Stock during such period.

       (a) Adjustment for Change in Capital Stock. If, after the Issue Date of the Notes, the Company:

            (i) pays a dividend or makes a distribution on its Common Stock in Common Stock;

            (ii) subdivides its outstanding Common Stock into a greater number of shares;

            (iii) combines its outstanding shares of Common Stock into a smaller number of shares;

            (iv) pays a dividend or makes a distribution on its Common Stock in shares of its capital stock (other than Common Stock or rights, warrants or options for its capital stock); or

            (v) issues by reclassification of its Common Stock any shares of its capital stock (other than rights, warrants or options for its capital stock);

then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of capital stock of the Company which such Holder would have owned immediately following such action if such Holder had converted the Note immediately prior to such action.

     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

     If after an adjustment a Holder of a Note upon conversion of such Note may receive shares of two or more classes of capital stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of capital stock as is contemplated by this Article 2 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Article 2, and for such purposes references to

Common Stock herein shall thereafter be deemed to refer to such classes of capital stock.

     (b) Adjustment for Rights Issue. If after the Issue Date of the Notes, the Company distributes any rights, warrants or options to all holders of its Common Stock entitling them, for a period expiring within 60 days after the record date for such distribution, to purchase Common Stock at a price per share less than the Sale Price as of the Time of Determination, the Conversion Rate shall be adjusted in accordance with the formula:


               R'  =       R x  (O + N)
                         --------------
                         (O + (N x P)/M)

          where:

          R' =  the adjusted Conversion Rate.

          R  =  the current Conversion Rate.

          O = the number of shares of Common Stock outstanding on the record date for the distribution to which this Section 2.05(b) is being applied.

          N = the number of additional shares of Common Stock offered pursuant to the distribution.

          P  =  the offering price per share of the additional shares.

          M = the Average Sale Price, minus, in the case of (i) a distribution to which Section 2.05(a)(iv) applies or (ii) a distribution to which Section 2.05(c) applies, for which, in each case, (x) the record date shall occur on or before the record date for the distribution to which this Section 2.05(b) applies and (y) the ex-dividend time shall occur on or after the date of the Time of Determination for the distribution to which this Section 2.05(b) applies, the fair market value (on the record date for the distribution to which this Section 2.05(b) applies) of the:

          (1) capital stock of the Company distributed in respect of each share of Common Stock in such Section 2.05(a)(iv) distribution, and

          (2) assets of the Company or debt securities or any rights, warrants or options to purchase securities of the Company distributed in respect of each share of Common Stock in such Section 2.05(c) distribution.

     The Board of Directors shall reasonably determine fair market values for the purposes of this Section 2.05(b) (and such determination shall be conclusive), except as Section 2.05(c) otherwise provides in the case of a spin-off.

     The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants or options to which this Section 2.05(b) applies. If all of the Common Stock subject to such rights, warrants or options have not been issued when such rights, warrants or options expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants or options.

     No adjustment shall be made under this Section 2.05(b) if the application of the formula stated above in this Section 2.05(b) would result in a value of R' that is equal to or less than the value of R.

     (c) Adjustments for Other Distributions. If, after the Issue Date of the Notes, the Company distributes to all holders of its Common Stock any of its assets (including capital stock of any of its subsidiaries), or debt securities or any rights, warrants or options to purchase securities of the Company (including securities or cash, but excluding (x) distributions of capital stock referred to in Section 2.05(a) and distributions of rights, warrants or options referred to in Section 2.05(b) and (y) cash dividends or other cash distributions that are paid out of consolidated current net earnings or earnings retained in the business as shown on the books of the Company unless such cash dividends or other cash distributions are Extraordinary Cash Dividends) the Conversion Rate shall be adjusted, subject to the provisions of the last paragraph of this Section 2.05(c), in accordance with the formula:

                 R' =  R x M
                      ------
                        M-F

          where:

          R' =   the adjusted Conversion Rate.

          R  =   the current Conversion Rate.

          M = the Average Sale Price, minus, in the case of a distribution to which Section 2.05(a)(iv) applies, for which (i) the record date shall occur on or before the record date for the distribution to which this
          Section 2.05(c) applies and (ii) the ex-dividend time shall occur on or after the date of the time of determination for the distribution to which this Section 2.05(c) applies, the fair market value (on the record date for the distribution to which this Section 2.05(c) applies) of any capital stock of the Company distributed in respect of each share of Common Stock on a per share basis in such Section 2.05(a)(iv) distribution.

          F  =   the fair market value (on the record date for the distribution to which this Section 2.05(c) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock on a per share basis in the distribution to which this
          Section 2.05(c) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

     The Board of Directors shall reasonably determine fair market values for the purposes of this Section 2.05(c), (and such determination shall be conclusive), except that in respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, division or operation of the Company (a "Spin-off"), the fair market value of the securities to be distributed shall equal the average of the Sale Prices of those securities for the five consecutive Trading Days commencing on and including the sixth day of trading of those securities after the effectiveness of the Spin-off. In the event, however, that a bona fide underwritten initial public offering to the public generally of the securities in the Spin-off occurs simultaneously with the Spin-off, the fair market value of the securities distributed in the Spin-off shall mean the initial public offering price of such securities.

     The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 2.05(c) applies, except that an adjustment related to a Spin-off shall become effective at the earlier to occur of (i) six Trading Days after the effective date of the Spin-off and (ii) the initial public offering of the securities distributed in the Spin-off. If any Holder exercises its conversion right with respect to its Notes during the six Trading Days after the effective date of the Spin-off not involving a simultaneous bona fide underwritten initial public offering, the Company shall issue Common Stock to such Holder at the end of such six day period based on the Conversion Rate in existence on the date of exercise or the Conversion Rate in existence at the end of the six Trading Day period, whichever results in the Holder receiving more shares of Common Stock upon conversion.

     For purposes of this Section 2.05(c), the term "Extraordinary Cash Dividend" shall mean any cash dividend with respect to the Common Stock the amount of which, together with the aggregate amount of cash dividends on the Common Stock to be aggregated with such cash dividend in accordance with the provisions of this paragraph, equals or exceeds the threshold percentage set forth in the following paragraph. For purposes of the following paragraph, the "Measurement Period" with respect to a cash dividend on the Common Stock shall mean the 365 consecutive day period (or a 366 consecutive day period for those years that include February 29) ending on the date prior to the Ex-Dividend Time with respect to such cash dividend, and the "Relevant Cash Dividends" with respect to a cash dividend on the Common Stock shall mean the cash dividends on the Common Stock with Ex-Dividend Times occurring in the Measurement Period.

     If, upon the date prior to the Ex-Dividend Time with respect to a cash dividend on the Common Stock, the aggregate amount of such cash dividend together with the amounts of all Relevant Cash Dividends exceeds on a per share basis 10% of the Sale Price of the Common Stock on the last Trading Day preceding the date of declaration by the Board of Directors of the cash dividend with respect to which this provision is being applied, then such cash dividend together with all Relevant Cash Dividends, shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 2.05(c), the value of "F" shall be equal to (y) the aggregate amount of such cash dividend together with the amount of all Relevant Cash Dividends, minus (z) the aggregate amount of all Relevant Cash Dividends for which a prior adjustment in the Conversion Rate was previously made under this Section 2.05(c).

     In making the determinations required by the preceding paragraph, the amount of cash dividends paid on a per share basis and the amount of any Relevant Cash Dividends specified in the preceding paragraph, shall be appropriately adjusted to reflect the occurrence during such period of any event described in Section 2.05(a).

     (d) No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph
(d)) would require an increase or decrease of at least 1.0% in such rate; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (e) No adjustment need be made for a transaction referred to in Section 2.05(a), (b) or (c) if Holders are to participate in the transaction without conversion on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common

Stock participate in the transaction and the Holder is not economically harmed by such transaction and the failure to make an adjustment. Such participation by Holders may include participation in the transaction upon conversion of their Note by the Holder provided that an adjustment shall be made at such time as the Holder is not entitled to participate on the basis described in the prior sentence. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan in the ordinary course of business for reinvestment of dividends or interest.

     No adjustment need be made for a change in the par value or no par value of the Common Stock.

     To the extent the Notes become convertible pursuant to this Article 2 in whole or in part into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

     (f) The Company may make such increases in the Conversion Rate, in addition to those required by this Section 2.05, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Company shall have the power to resolve any ambiguity or correct any error in this paragraph (f) and its decisions in so doing shall be final and conclusive.

     (g) To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days, the increase is irrevocable during such period, and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders in the manner provided for in Section 106 of the Indenture at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

     Section 2.6. Notice of Adjustments of Conversion Rate. Whenever the Conversion Rate is adjusted as herein provided: (a) the Company shall compute the adjusted Conversion Rate in accordance with Section 2.05 hereof and shall prepare an Officers' Certificate, one of the signatories of which shall be the Treasurer or Chief Financial Officer of the Company, setting forth the adjusted Conversion Rate (certified by the Company's independent public accountants or other certified public accountant) and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Trustee at each office or agency maintained for the purpose of conversion of

Securities pursuant to Section 2.03 hereof; and (b) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be given by the Company to the Trustee and all Holders in the manner provided for in Sections 105 and 106 of the Indenture. The Trustee shall not be deemed to have notice of any change in the Conversion Rate unless and until it receives the Officers' Certificate provided for in the foregoing clause
(a) setting forth such change.

     In the event the independent public accountant, called upon to certify the Officers' Certificate containing the adjusted Conversion Rate, requires the Trustee to agree to the calculations performed in deriving the adjusted Conversion Rate, the Trustee shall so agree only if directed in writing by the Company to do so; it being understood and agreed that the Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Company and the Trustee makes no independent inquiry as to, and shall have no obligation or liability in respect of, the validity or correctness of such calculations.

     Section 2.07. Notice of Certain Corporate Action. In case: (a) the Company shall declare a dividend or make any other distribution that would require any adjustment pursuant to Section 2.05 hereof; or (b) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or (c) of any reclassification of the Common Stock of the Company, or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or a consolidation, merger or share exchange described in Section 2.01(b)(ii), then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Securities pursuant to Section 2.03 hereof, and shall cause to be mailed to all Holders at their last addresses as they shall appear in the register for the Securities, at least 20 days prior to the applicable record or effective date hereinafter specified, a notice (which notice shall also be sent by release to Reuters Economic Services and Bloomberg Business News) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger or share exchange is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger or share exchange. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through (c) of this Section 2.07. If at the time the Trustee shall not be the conversion agent, a copy of such notice shall also forthwith be filed by the

Company with the Trustee. The Company shall cause to be filed at the Corporate Trust Office and each office or agency maintained for the purpose of conversion of Notes pursuant to Section 305 of the Indenture, and shall cause to be provided to all Holders in accordance with Section 106 of the Indenture, notice of any tender offer by the Company or any Subsidiary for all or any portion of the Common Stock at or about the time that such notice of tender offer is provided to the public generally.

     Section 2.08. Company to Reserve Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Notes, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Notes.

     Section 2.09. Taxes on Conversions. The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Note or Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

     Section 2.10. Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and nonassessable and, except as provided in Section 2.09 hereof, the Company will pay all taxes, liens and charges with respect to the issue thereof.

     The Company will endeavor promptly to comply with all Federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon conversion of Notes, if any, and will use its best efforts to list or cause to have quoted all such shares of Common Stock on each United States national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

     Section 2.11. Cancellation of Converted Securities. All Notes delivered for conversion shall be delivered to the Trustee to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 309 of the Indenture.

     Section 2.12.  Right of Holders to Convert.  The limitations set forth in
Section 507 of the Indenture shall not apply to the right of a Holder to bring a suit for the enforcement of such Holder's right to convert Notes pursuant to this
Article 2.


                                   ARTICLE 3

           Optional Tax Event Conversion to Semiannual Coupon Notes

     Section 3.01. Optional Tax Event Conversion to Semiannual Coupon Notes. From and after (i) the date of the occurrence of a Tax Event (the "Tax Event Date") and (ii) the date the Company exercises such option, whichever is later (the "Option Exercise Date"), at the option of the Company, regular cash interest, in lieu of future Original Issue Discount, shall accrue on the Notes at the rate of 4.00% per annum on a restated principal amount per $1,000 original Principal Amount at Maturity of the Notes (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued to the Option Exercise Date and shall be payable on each February 15 and August 15 of each year prior to Maturity of the Notes (each an "Interest Payment Date") to Holders of record at the close of business on the February 1 or August 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the Option Exercise Date. Within 15 days of the occurrence of a Tax Event, the Company shall transmit a written notice of such Tax Event by facsimile and first-class mail to the Trustee and within 15 days of the Option Exercise Date the Company shall transmit a written notice of its election hereunder by facsimile and first-class mail to the Trustee and by first class mail to the Holders of the Notes. From and after the Option Exercise Date, (i) the Company shall be obligated to pay at Maturity, in lieu of the Principal Amount at Maturity of a Note, the Restated Principal Amount thereof and (ii) except with respect to the definition of Accreted Conversion Price, "Issue Price and accrued Original Issue Discount," "Issue Price plus Original Issue Discount" or similar words, as used herein, shall mean Restated Principal Amount plus accrued and unpaid interest with respect to any Note. Notes authenticated and delivered after the Option Exercise Date may, and shall if required by the Trustee, bear a notation in a form approved by the Trustee as to the conversion of the Notes to semiannual coupon Notes.

                                   ARTICLE 4

                              Redemption of Notes

     Pursuant to Section 301(7) of the Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes:

     Section 4.01. Optional Redemption by the Company. At any time on or after February 15, 2006, the Notes may be redeemed at the option of the Company for cash, in whole or in part, upon notice as set forth in Section 1104 of the Indenture, at the Issue Price per Note plus accrued Original Issue Discount to the date of redemption (the "Redemption Price") at a rate of 4.00% per annum, calculated on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The date of any such redemption is known as the "Redemption Date".

     The table below shows the Redemption Prices for the Notes at February 15, 2006, at each following February 15 prior to Stated Maturity and at Stated Maturity. The prices reflect accrued Original Issue Discount calculated through each such date. The Redemption Price of a Note redeemed between the dates indicated in the table would include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table. Notes called for redemption may be surrendered for conversion from the date of notice of the redemption until the close of business on the redemption date.


                               (1)                   (2)                       (3)
                               Note            Accrued Original         Redemption Price
                           Issue Price          Issue Discount             (1) + (2)

Redemption Date
---------------
February 15:
2006                             $452.89               $ 99.18             $  552.07
2007                              452.89                121.48                574.37
2008                              452.89                144.69                597.58
2009                              452.89                168.83                621.72
2010                              452.89                193.95                646.84
2011                              452.89                220.08                672.97
2012                              452.89                247.27                700.16
2013                              452.89                275.56                728.45
2014                              452.89                304.99                757.88
2015                              452.89                335.60                788.49
2016                              452.89                367.46                820.35
2017                              452.89                400.60                853.49
2018                              452.89                435.08                887.97
2019                              452.89                470.96                923.85
2020                              452.89                508.28                961.17
At Stated Maturity                452.89                547.11             $1,000.00


          If converted to a semiannual coupon Note following the occurrence of a Tax Event, a Note will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the applicable Redemption Date.

          If the Company redeems fewer than all of the outstanding Notes, the Trustee will select the Notes to be redeemed in accordance with the provisions of Section 1103 of the Indenture.

          If the Trustee selects a portion of a Holder's Notes for partial redemption and the Holder converts a portion of the same Notes, the converted portion will be deemed to be from the portion selected for redemption. The Notes will be redeemed in multiple integrals of $1,000 principal amount at maturity.

          In no event will any Note be redeemable before February 15, 2006.

     Section 4.02. Applicability of Article. Redemption of the Notes at the election of the Company or otherwise, as permitted or required by any provision of the Notes or this Second Supplemental Indenture, shall be made in accordance with such provision, Article XI of the Indenture and this Article 4.


                                   ARTICLE 5

     Purchase of Notes by the Company at the Option of the Holders

     So long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes:

     Section 5.01.  Purchase at Option of Holders on Specified Purchase Dates.


       (a) At the option of the Holder thereof, Notes shall be purchased by the Company on February 15, 2006, 2011 and 2016 (each, a "Purchase Date") at the purchase prices per $1,000 principal amount at maturity of Notes set forth below (each, a "Purchase Price"):

       Purchase Date                           Purchase Price
       -------------                           --------------

       February 15, 2006                       $552.07

       February 15, 2011                       $672.97

       February 15, 2016                       $820.35

     If prior to a Purchase Date, the Notes have been converted to semiannual coupon Notes following the occurrence of a Tax Event, the Purchase Price on such Purchase Date will be equal to the Restated Principal Amount plus accrued and unpaid interest from the Option Exercise Date to the applicable Purchase Date.

     Purchases of Notes hereunder shall be made upon:

            (1) delivery to the Paying Agent by the Holder of a written notice of purchase (a "Purchase Notice") at any time from the opening of business on the date that is 20 Business Days prior to the applicable Purchase Date until the close of business on the applicable Purchase Date; and

            (2) delivery of the Notes to be purchased to the Paying Agent prior to, on or after the Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid only if the Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice, as determined by the Company.

       (b) In connection with any purchase of Notes, the Company shall mail a written notice to each Holder at their addresses shown in the Security Register of the Registrar (and to beneficial owners as required by applicable law) on a date not less than 20 Business Days prior to each Purchase Date setting forth the following:

            (i) whether the Company will pay the Purchase Price of Notes in cash or Common Stock or any combination thereof, specifying the percentages of each;

            (ii) if the Company elects to pay in Common Stock, the method of calculating the Market Price of the Common Stock; and

            (iii) the procedures that Holders must follow to require the Company to purchase their Notes.

       (c) The Purchase Notice given by each Holder electing to have the Company purchase some or all of the Notes held by such Holder must state:

            (i) the certificate numbers of the Holder's Notes to be delivered for purchase;

            (ii) the portion of the principal amount at maturity of Notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

            (iii) that the Notes are to be purchased by the Company pursuant to the terms and conditions specified in Article 5; and

            (iv) in the event the Company elects, pursuant to the notice referred to in Section 5.01(b) to pay the Purchase Price in Common Stock, in whole or in part, but the Purchase Price is ultimately to be paid to the Holder entirely in cash because any of the conditions to payment of the Purchase Price or portion of the Purchase Price in Common Stock is not satisfied prior to the close of business on the Purchase Date, as described below, whether the Holder elects:

                 (A) to withdraw the Purchase Notice as to some or all of the Notes to which it relates, or

                 (B)   to receive cash in respect of the entire
                       Purchase Price for all Notes or portions of Notes subject to such Purchase Notice.

       (d) If a Holder, in such Holder's Purchase Notice and in any written notice of withdrawal delivered by such Holder, fails to indicate such Holder's choice with respect to the election set forth in Section 5.01(c)(iv) above, such Holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all Notes subject to such Purchase Notice in the circumstances set forth in such Section 5.01(c)(iv).

       (e) Notwithstanding anything herein to the contrary, any Holder delivering a Purchase Notice to the Paying Agent shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent. The notice will specify:

                 (i)   the principal amount at maturity being withdrawn;

                 (ii)  the certificate numbers of the Notes being withdrawn; and

                 (iii) the principal amount at maturity, if any, of the Notes that remain subject to the Purchase Notice (which number must be $1000 or an integral multiple of $1,000).

       (f) The Company may, at the Company's option, elect to pay all or a portion of the Purchase Price of the Notes in shares of Common Stock. The number of shares of Common Stock to be delivered in the event of such election shall equal the quotient obtained by dividing (i) the amount of cash to which the Holders would have been entitled had the Company elected to pay all or such specified percentage, as the case may be, of the Purchase Price of such Notes in cash by (ii) the Market Price of a share of Common Stock, subject to the next succeeding paragraph.

     The Company will not issue a fractional share of Common Stock in payment of the Purchase Price. Instead the Company will pay cash in lieu of fractional shares in an amount equal to the same fraction of the Market Price per share of Common Stock. It is understood that if a Holder elects to have more than one Note purchased, the number of shares of Common Stock shall be based on the aggregate amount of Notes to be purchased.

       (g) Upon determination of the actual number of shares of Common Stock to be issued for each $1,000 principal amount at maturity of Notes pursuant to this Section 5.01, the Company will publish such information on its web site on the World Wide Web or through such other public medium as the Company may use at such time.

       (h) The Company's right to exercise its election to purchase Notes through the issuance of Common Stock pursuant to this Section 5.01 shall be conditioned upon:

               (i) prior to issuance of the Common Stock, listing such Common Stock on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or its reasonable equivalent in the United States;

               (ii) the Company having given notice pursuant to Section 5.01(b) of its election to purchase all or a specified percentage of the Notes with Common Stock as provided herein;

               (iii) the registration of such Common Stock under the Securities Act, and the Exchange Act, in each case, if required;

               (iv) any necessary qualification or registration under applicable securities laws or the availability of an exemption from such qualification and registration; and

               (v) the receipt by the Trustee of an Officers' Certificate and an Opinion of Counsel each stating that (A) the terms of the issuance of the Common Stock are in conformity with this Indenture and (B) the Common Stock to be issued by the Company in payment of the Purchase Price in respect of Notes has been duly authorized and, when issued and delivered pursuant to the terms of this Indenture in payment of the Purchase Price in respect of the Notes, will be validly issued, fully paid and non-assessable and, to the best of such counsel's knowledge, free from preemptive rights, and, in the case of such Officers' Certificate, stating that the conditions
     (i) and (ii) above and the condition set forth in the second succeeding sentence have been satisfied and, in the case of such Opinion of Counsel, stating that the conditions (iii) and (iv) above has been satisfied.

     Such Officers' Certificate shall also set forth the number of shares of Common Stock to be issued for each $1,000 principal amount at maturity of Notes and the Sale Price of a share of Common Stock on each Trading Day during the period commencing on the first Trading Day of the period during which the

Market Price is calculated and ending on February 15, 2006, February 15, 2011, and February 15, 2021, as the case may be. The Company may pay the Purchase Price (or any portion thereof) in Common Stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation in the United States. If the foregoing conditions are not satisfied with respect to a Holder or Holders prior to the close of business on the Purchase Date whether or not the Company has elected to purchase the Notes through the issuance of Common Stock, the Company shall pay the entire Purchase Price of the Notes of such Holder or Holders in cash.

     Once the conditions of as described in this Section 5.01(h) have been satisfied and the Company has given Holders notice pursuant to Section 5.01(b) with respect to its election, the Company may not change the form or components or percentages of components of consideration to be paid for the Notes.

       (i) The Company shall to the extent applicable: (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; (ii) file the related Schedule TO (or any successor schedule, form or report) or any other required schedule under the Exchange Act; and (iii) otherwise comply with all applicable securities laws.

       (j) The Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Purchase Notice, (ii) deposit with the Paying Agent (no later than 10:00 A.M. New York City time on the Purchase Date) money, in immediately available funds, or fully paid and nonassessable shares of Common Stock, or any combination thereof in accordance with the Company's election under Section 5.01(b) hereof, sufficient to pay the Purchase Price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officers' Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the portion of the Purchase Price to be paid in cash, and deliver shares of Common Stock sufficient to cover the portion of the Purchase Price to be paid in Common Stock, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount at maturity to any unpurchased portion to the Notes surrendered; provided that each such new Note shall be issued in an original principal amount at maturity in denominations of $1,000 and integral multiples thereof. Any Notes not validly tendered and not accepted by the Company shall be promptly mailed or delivered by the Company to the Holder thereof.

       (k) If the Paying Agent holds money sufficient to pay the Purchase Price on the Business Day following the applicable Purchase Date, in accordance with the terms of the Indenture, then immediately after the Purchase Date, Original Issue Discount on such Note (or in the case of Notes converted to semiannual coupon Notes, interest) will cease to accrue, whether or not the Note is delivered to the Paying Agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Purchase Price upon delivery of the Note.

       (l) There shall be no purchase of any Notes pursuant to this Section 5.01 if there has occurred and is continuing an Event of Default (other than a default in the payment of the Purchase Price). The Paying Agent will promptly return to the respective Holders thereof of any Notes: (i) with respect to which a Purchase Notice has been withdrawn in compliance with the Indenture or (ii) held by it during the continuance of an Event of Default (other than a default in the payment of the Purchase Price) in which case, upon such return, the Purchase Notice with respect thereto shall be deemed to have been withdrawn.

     Section 5.02.  Purchase at Option of Holders Upon Change of Control.

       (a) Upon the occurrence of a Change of Control on or prior to February 15, 2006 (the date of such occurrence, the "Change of Control Date"), the Company shall notify the Holders of the Notes in writing of such occurrence in accordance with paragraph (b) below, and shall make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a Business Day (a "Change of Control Purchase Date") that is 35 Business Days following the Change of Control Date all of the then outstanding Notes validly tendered at a purchase price in cash per $1,000 principal amount at maturity equal to the Issue Price thereof plus accrued Original Issue Discount to the Change of Control Purchase Date (the "Change of Control Purchase Price").

     If prior to a Change of Control Purchase Date a Note has been converted to a semiannual coupon Note following the occurrence of a Tax Event, the Change of Control Purchase Price shall be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the Change of Control Purchase Date.

       (b) Notice of a Change of Control Offer (a "Change of Control Notice") shall be sent, by first-class mail, postage prepaid, by the Company within 15 Business Days after the Change of Control Date to the Holders of the Notes at their addresses shown in the Security Register of the Registrar (and to beneficial owners as required by applicable law) with a copy to the Trustee and the Paying Agent (and shall also be given by release made to Reuters Economic Services and Bloomberg Business News). The Change of Control Offer shall remain open from the time of delivery of the Change of Control Notice for at least 15 Business Days and until 5:00 p.m., New York City time, on the Business Day prior to the Change of Control Purchase Date. The Change of Control Notice, which shall govern the terms of the Change of Control Offer, shall include such disclosures as are required by law and shall state:

               (i) briefly, the events causing a Change of Control and the date of such Change of Control;

               (ii) the date by which the Change of Control Purchase Notice pursuant to this Section 5.02 must be delivered to the Paying Agent and other persons;

               (iii)  the Change of Control Purchase Price;

               (iv)   the Change of Control Purchase Date;

               (v) the name and address of the Paying Agent and the Conversion Agent;

               (vi)   the Conversion Rate and any adjustments thereto;

               (vii) that Notes as to which a Change of Control Purchase Notice has been given may be converted if they are otherwise convertible pursuant to Article 2 hereof only if the Change of Control Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

               (viii) that Notes must be surrendered to the Paying Agent to collect payment;

               (ix) that the Change of Control Purchase Price for any Note as to which a Change of Control Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change of Control Purchase Date and the time of surrender of such Note as described in Section 5.02(e);

               (x) briefly, the procedures the Holder must follow to exercise rights under this Section 5.02(b);

               (xi)   the procedures for withdrawing a Change of Control
     Notice;

               (xii) that, unless the Company defaults in making payment of such Change of Control Purchase Price, Original Issue Discount, and interest if any, on Notes surrendered for purchase by the Company will cease to accrue on and after the Change of Control Purchase Date; and

               (xiii) the CUSIP number of the Notes.

       (c) To exercise a purchase right pursuant to this Section 5.02, a Holder shall deliver to the Paying Agent a written notice (a "Change of Control Purchase Notice") of such Holder's exercise of such right, in accordance with the terms and conditions set forth in the Change of Control Notice. The notice (which must be delivered to the Paying Agent prior to the close of business on the Change of Control Purchase Date) shall state:

               (i) the certificate numbers of the Holder's Notes to be delivered for purchase;

               (ii) the portion of the principal amount at maturity of Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

               (iii) that such Notes shall be purchased pursuant to the terms and conditions specified in Article 5.

Upon receipt by the Paying Agent of a Change of Control Purchase Notice, the Holder of the Note in respect of which such Change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Note.

       (d) Notwithstanding anything herein to the contrary, a Holder shall have the right to withdraw any Change of Control Purchase Notice at any time prior to the close of business on the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent. The notice will specify:

               (i)    the principal amount at maturity being withdrawn;

               (ii)   the certificate numbers of the Notes being withdrawn; and

               (iii) the principal amount at maturity, if any, of the Notes that remain subject to the Purchase Notice (which number must be $1000 or a multiple integral of $1,000).

Notes in respect of which a Change of Control Purchase Notice has been given by the Holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Change of Control Purchase Notice, unless such Change of Control Purchase Notice has first been validly withdrawn as set forth in the foregoing paragraph, unless the Company has defaulted in the payment of the Change of Control Purchase Price.

       (e) On the Change of Control Purchase Date, the Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent (no later than 10:00 A.M. New York City time on the Change of Control Purchase Date) money, in immediately available funds, sufficient to pay the Change of Control Purchase

Price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officers' Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted for payment in an amount equal to the Change of Control Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount at maturity to any unpurchased portion to the Notes surrendered; provided that each such new Note shall be issued in an original principal amount at maturity in denominations of $1,000 and integral multiples thereof. Any Notes not validly tendered and not accepted by the Company shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer not later than the third Business Day following the Change of Control Purchase Date.

       (f) The Company shall to the extent applicable: (i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; (ii) file the related Schedule TO (or any successor schedule, form or report) or any other required schedule under the Exchange Act; and (iii) otherwise comply with all applicable securities laws.

       (g) If the Paying Agent holds money sufficient to pay the Change of Control Purchase Price on the Business Day following the Change of Control Purchase Date, in accordance with the terms of the Indenture, then immediately after the Change of Control Purchase Date, Original Issue Discount on such Note (or in the case of Notes converted to semiannual coupon Notes, interest) will cease to accrue, whether or not the Note is delivered to the Paying Agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Change of Control Purchase Price upon delivery of the Note.

       (h) There shall be no purchase of any Notes pursuant to this Section 5.02 if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change of Control Purchase Price). The Paying Agent will promptly return to the respective Holders thereof of any Notes: (i) with respect to which a Change of Control Purchase Notice has been withdrawn in compliance with the Indenture or (ii) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price) in which case, upon such return, the Change of Control Purchase Notice with respect thereto shall be deemed to have been withdrawn.

     Section 5.03.  Certain Article 5 Definitions.

     For purposes of this Article 5:

       (a) the term "Change of Control" means the occurrence of any of the following events:

               (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of all Voting Stock of the Company;

               (ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation, and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
     Act), is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of all Voting Stock of the surviving or transferee corporation;

               (iii) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

               (iv) the Company is liquidated or dissolved or adopts a plan of liquidation;

provided, however, that a Change of Control shall not be deemed to have occurred if (I) the Sale Price of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (i) above) or the period of 10 consecutive Trading Days ending immediately before the Change of Control (in the case of a Change of Control under clause (ii) above) shall, in the case of each of such five Trading Days, equal or exceed 105% of the Accreted Conversion Price of the Notes in effect on each of such five Trading Days or (II) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change of Control under clause (i) and/or clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the Notes become convertible solely into such common stock;

     (b) the term "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other governing body of such Person.

     (c) the term "Disqualified Capital Stock" means any capital stock of a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes, for cash or securities constituting indebtedness of such Person.


                                   ARTICLE 6

                               Events of Default

     Section 6.01. Additional Events of Default. Pursuant to Sections 301(17) and 501(8) of the Indenture, so long as any of the Notes are outstanding, the following shall be an Event of Default with respect to the Notes, in addition to the Events of Default contained in Section 501 of the Indenture:

     (a) The Company defaults in the payment at Maturity of the Principal Amount at Maturity (or if applicable the Restated Principal Amount), Issue Price, accrued Original Issue Discount (or accrued and unpaid regular cash interest, if any), Redemption Price, Purchase Price or Change of Control Purchase Price with respect to any Note when such becomes due and payable.

     (b) The Company defaults in payment of any interest which becomes payable after the Notes have been converted to semiannual coupon Notes pursuant to
Article 3 hereof, which default continues for 30 days.

     (c)  The Company fails to convert any portion of the principal amount of a
Note in accordance with its terms following exercise by the Holder of the right to convert such Note.


                                   ARTICLE 7

                      Amendments, Supplements and Waivers

     Section 7.01. With Consent of Holders. Pursuant to Section 301 (and subject to Section 902) of the Indenture, so long as any of the Notes are outstanding, without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 513 of the Indenture, may not (in addition to the events described in paragraphs (1) through (9) of Section 901 of the Indenture):

     (a) make any change that impairs or adversely affects the right to convert any Notes into Common Stock;

     (b) impair or adversely affect the right of a Holder to institute suit for the enforcement of any payment with respect to, or conversion of, the Notes;

     (c) make any change that adversely affects the right to require the Company to purchase the Notes pursuant to and in accordance with Article 5 hereof; or

     (d) reduce or impair or adversely affect the right of a Holder to receive the applicable Redemption Price set forth in Section 4.01 hereof or the Purchase Price or Change of Control Purchase Price pursuant to Article 5 hereof.

                                   ARTICLE 8

                                 Miscellaneous

     Section 8.01. Application of Second Supplemental Indenture. Each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Second Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

     Section 8.02. Effective Date. This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

     Section 8.03. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

PROVIDIAN FINANCIAL CORPORATION


                    By: /s/ David J. Petrini
                        ----------------------------------
                        Name: David J. Petrini
                        Title: Executive Vice President
                               and Chief Financial Officer


                    BANK ONE TRUST COMPANY, N.A., as Trustee

                    By: /s/ Steve M. Husbands
                        ----------------------------------
                        Name: Steve M. Husbands
                        Title: Assistant Vice President

                    [FORM OF FACE OF SECURITY]                         Exhibit A

FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT WITH RESPECT TO EACH $1,000 OF PRINCIPAL AMOUNT AT MATURITY OF THIS SECURITY IS $547.11, THE ISSUE DATE IS FEBRUARY 15, 2001. THE YIELD TO MATURITY IS 4.00%.

     THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY (AS HEREINAFTER DEFINED) OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE "DEPOSITARY"), TO PROVIDIAN FINANCIAL CORPORATION, AS ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                        PROVIDIAN FINANCIAL CORPORATION
              ZERO COUPON CONVERTIBLE NOTES DUE FEBRUARY 15, 2021

REGISTERED
CUSIP:  74406A AB 8
ISSUE DATE:  February 15, 2001
ISSUE PRICE:  $452.89
  (for each $1,000 principal amount at Maturity)
ORIGINAL ISSUE DISCOUNT:  $547.11
  (for each $1,000 principal amount at Maturity)
No. R-_                                                          $______________

     Providian Financial Corporation, a Delaware corporation (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum at final Maturity of ________________ United States Dollars (U.S. $____________) on February 15,
2021. This Security shall not bear cash interest except as specified on the other side of this Security. Original Issue Discount will accrue as specified on the other side of this Security.

     Payment of the principal of (and premium, if any), interest, if any, Issue Price and Original Issue Discount on this Security in connection with, among other things, Redemption Prices, Purchase Prices, Change of Control Purchase Prices and principal amount at Maturity will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest in immediately available funds may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the payee located inside the United States. In certain cases described in the Indenture the Company may make payments in shares of its Common Stock rather than in cash.

     All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or the Second Supplemental Indenture hereinafter referred to or be valid or obligatory for any purpose.

     Any additional Notes issued subsequent to the date hereof pursuant to the exercise of an overallotment option shall be deemed to be issued on the date of the Second Supplemental Indenture.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.


Dated:  February 15, 2001
                              PROVIDIAN FINANCIAL CORPORATION


                              By: ___________________________
                                        Name:
                                        Title:

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

          This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

                              BANK ONE TRUST COMPANY, N.A.
                                    as Trustee


                              By: ___________________________
                                    Authorized Signatory

                      [FORM OF REVERSE SIDE OF SECURITY]
              Zero Coupon Convertible Notes Due February 15, 2021

1.   Cash Interest; Original Issue Discount.

     The Notes shall not bear cash interest unless they have been converted to semiannual coupon Notes in accordance with paragraph 9 hereto.

     Original Issue Discount (the difference between the Issue Price and the Principal Amount at Maturity of the Notes), in the period during which a Note remains outstanding, shall accrue at 4.00% per annum, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months, from the Issue Date.

2.   Method of Payment.

     Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the principal of, premium, if any, and cash interest, if any, on a Note and in respect of Redemption Prices, Purchase Prices and Change of Control Purchase Prices to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money. Any payment required to be made on any day that is not a Business Day will be made on the next succeeding Business Day.

3.   Paying Agent, Conversion Agent and Registrar.

     Initially, Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago, in such capacity, together with its successors in trust, the "Trustee"), will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice, other than notice to the Trustee, except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4.   Indenture.

     The Company issued the Notes under an Indenture dated as of May 1, 1999 (the "Indenture"), between the Company and the Trustee, as supplemented by a Second Supplemental Indenture dated as of February 15, 2001 relating to the Notes (the "Second Supplemental Indenture"). References herein to the Indenture include the Second Supplemental Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

     The Notes are general unsecured obligations of the Company limited to $1,015,000,000 aggregate Principal Amount at Maturity (subject to Section 306 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.   Redemption at the Option of the Company.

     No sinking fund is provided for the Notes. Subject to the terms and conditions of the Indenture, the Notes are redeemable as a whole, or from time to time in part, at any time at the option of the Company at the Redemption Prices set forth below, provided that the Notes are not redeemable prior to February 15, 2006.

     The table below shows Redemption Prices of a Note per $1,000 Principal Amount at Maturity on the dates shown below and at Stated Maturity, which prices reflect accrued Original Issue Discount calculated to each such date. The Redemption Price of a Note redeemed between such dates shall include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table.

                                        (1)               (2)            (3)
                                                        Accrued       Redemption
      Redemption Date               Issue Price      Original Issue     Price
                                                       Discount       (1) + (2)
February 15, 2006............         $452.89          $ 99.18        $  552.07
February 15, 2007............         $452.89          $121.48        $  574.37
February 15, 2008............         $452.89          $144.69        $  597.58
February 15, 2009............         $452.89          $168.83        $  621.72
February 15, 2010............         $452.89          $193.95        $  646.84
February 15, 2011............         $452.89          $220.08        $  672.97
February 15, 2012............         $452.89          $247.27        $  700.16
February 15, 2013............         $452.89          $275.56        $  728.45
February 15, 2014............         $452.89          $304.99        $  757.88
February 15, 2015............         $452.89          $335.60        $  788.49
February 15, 2016............         $452.89          $367.46        $  820.35
February 15, 2017............         $452.89          $400.60        $  853.49
February 15, 2018............         $452.89          $435.08        $  887.97
February 15, 2019............         $452.89          $470.96        $  923.85
February 15, 2020............         $452.89          $508.28        $  961.17

                                        (1)               (2)            (3)
                                                        Accrued       Redemption
      Redemption Date               Issue Price      Original Issue     Price
                                                       Discount       (1) + (2)
At Stated Maturity...........         $452.89          $547.11        $1,000.00

     If converted to a semiannual coupon Note following the occurrence of a Tax Event, a Note will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the Redemption Date.

     In no event will any Note be redeemable before February 15, 2003.

6.   Purchase By the Company at the Option of the Holder.

     Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Notes held by such Holder on the following Purchase Dates and at the following Purchase Prices per $1,000 Principal Amount at Maturity, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time until the close of business on such Purchase Date and upon delivery of the Notes to the Paying Agent by the Holder as set forth in the Indenture.

     Purchase Date             Purchase Price
     -------------             --------------

     February 15, 2006             $552.07

     February 15, 2011             $672.97

     February 15, 2016             $820.35

     The Purchase Price may be paid, at the option of the Company, in cash or shares of Common Stock or any combination thereof.

     If prior to a Purchase Date the Notes have been converted to semiannual coupon Notes following the occurrence of a Tax Event, the Purchase Price on such Purchase Date will be equal to the Restated Principal Amount plus accrued and unpaid interest from the Option Exercise Date to the Purchase Date.

     At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or a portion of the Notes held by such Holder 35 Business Days after the occurrence of a Change of Control of the Company occurring on or prior to February 15, 2006 for a Change of Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to the Change of Control Purchase Date, which Change of Control Purchase Price shall be paid in cash. If prior to a Change of Control Purchase Date a Note has been converted to a semiannual coupon Note following the occurrence of a Tax Event, the Change of Control Purchase Price shall be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the Change of Control Purchase Date.

     Holders have the right to withdraw any Purchase Notice or Change of Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

     If cash (and/or securities if permitted under the Indenture) sufficient to pay the Purchase Price or Change of Control Purchase Price, as the case may be, of all Notes or portions thereof to be purchased as of the Purchase Date or the Change of Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Purchase Date or the Change of Control Purchase Date, as the case may be, such Notes will cease to be outstanding and Original Issue Discount and cash interest, if any, shall cease to accrue on such Notes (or portions thereof) and will be deemed paid immediately after such Purchase Date or Change of Control Purchase Date, as the case may be, whether or not such Notes have been delivered to the Paying Agent, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change of Control Purchase Price, as the case may be, upon surrender of such Notes).

7.   Notice of Redemption.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date Original Issue Discount ceases to accrue on such Notes or portions thereof. Notes in denominations larger than $1,000 Principal Amount at Maturity may be redeemed in part but only in integral multiples of $1,000 Principal Amount at Maturity.

8.   Conversion.

     Subject to and upon compliance with the provisions of Article 2 of the Second Supplemental Indenture, at the option of the Holder thereof, any Note or any portion of the principal amount at maturity thereof which is $1,000 or an integral multiple of $1,000, and which has not previously been redeemed or purchased pursuant to the Indenture, may be converted into Common Stock at any time following the issuance of the Notes and prior to the close of business on February 15, 2021.

     Except as provided for in Section 2.01(b) of the Second Supplemental Indenture (which excepts situations where the Notes have been called for redemption, an Event of Default is continuing or the Company is party to certain transactions), if the Sale Price of the Common Stock on at least 20 Trading Days of the 30 Trading Days prior to the conversion is (i) less than 100% of the Accreted Conversion Price, then the Holder electing to exercise its conversion right on that date will receive, in lieu of Common Stock, cash in an amount, per $1,000 principal amount at maturity of the Notes surrendered for conversion, equal to 95% of the product of the Conversion Rate and such Sale Price on the Trading Day immediately preceding the conversion date, (ii) greater than or equal to 100% of the Accreted Conversion Price but less than 110% of the Accreted Conversion Price, the Holder will receive, in lieu of Common Stock, cash in an amount, per $1,000 principal amount at maturity of the Notes surrendered for conversion, equal to the sum of the Issue Price plus accrued Original Issue Discount to the date of conversion, or (iii) greater than or equal to 110% of the Accreted Conversion Price, the Holder will receive, per $1,000 principal amount at maturity of the Notes surrendered for conversion, a number of shares of Common Stock equal to the then applicable Conversion Rate.

     The initial Conversion Rate is 6.2240 shares of Common Stock per $1,000 Principal Amount at Maturity, subject to adjustment in certain events described in the Indenture. The Company will deliver cash or a check in lieu of any fractional share of Common Stock.

     In the event the Company exercises its option pursuant to Article 3 of the Second Supplemental Indenture to have interest in lieu of Original Issue Discount accrue on the Note following a Tax Event, the Holder will be entitled on conversion to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option. In any event, whether or not the Company exercises such option, such Notes surrendered for conversion during the period from the close of business on any Regular Record Date immediately preceding any Interest Payment Date to the opening of business of such Interest Payment Date (except Notes to be redeemed on a date within such period or on the next Interest Payment Date or in respect of which a Purchase Notice or Change of Control Purchase Notice delivered by the Holder has not been withdrawn, the conversion rights of which would terminate during the period between such Record Date and the close of business on such Interest Payment
Date) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. Except where Notes surrendered for conversion must be accompanied by payment as described above, no interest on converted Notes will be payable by the Company on any Interest Payment Date subsequent to the date of conversion.

     To convert a Note, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and
(4) pay any transfer or similar tax, if required.

     A Holder may convert a portion of a Note if the Principal Amount at Maturity of such portion is $1,000 or an integral multiple of $1,000. On conversion of a Note, that portion of accrued Original Issue Discount (or interest if the Company has exercised its option provided for in paragraph 9 hereof) attributable to the period from the Issue Date (or, if the Company has exercised the option referred to in paragraph 9 hereof, the later of (x) the date of such exercise and (y) the date on which interest was last paid) through the Conversion Date with respect to the converted Note shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Note being converted pursuant to the terms of the Indenture; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for Original Issue Discount (or interest, if the Company has exercised its option provided for in paragraph 9 hereof) accrued through the Conversion Date, and the balance, if any, of such fair market value of such Common Stock (and any such cash payment) shall be treated as issued in exchange for the Issue Price of the Note being converted pursuant to the provisions hereof.

     Pursuant to the terms and conditions described in the Indenture, the Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Company; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days at less than the Sale Price at the Time of Determination; and distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding certain cash dividends or distributions). However, no adjustment need be made if Holders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

     If the Company is a party to a consolidation, merger or binding share exchange as described in the Indenture, the right to convert a Note into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

9.   Tax Event

     (a) Pursuant to Article 3 of the Second Supplemental Indenture, from and after (i) the date of the occurrence of a Tax Event (the "Tax Event Date") and
(ii) the date the Company exercises such option, whichever is later (the "Option Exercise Date"), at the option of the Company, regular cash interest, in lieu of future Original Issue Discount, shall accrue on the Notes at the rate of 4.00% per annum on a restated principal amount per $1,000 Principal Amount at Maturity of the Notes (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued to the Option Exercise Date and shall be payable on each February 15 and August 15 of each year prior to Maturity of the Notes (each an "Interest Payment Date") to Holders of record at the close of business on the February 1 or August 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the Option Exercise Date. Within 15 days of the occurrence of a Tax Event, the Company shall transmit a written notice of such Tax Event by facsimile and first-class mail to the Trustee and within 15 days of the Option Exercise Date the Company shall transmit a written notice of its election under the Indenture by facsimile and first-class mail to the Trustee and by first class mail to the Holders of the Notes. From and after the Option Exercise Date, (i) the Company shall be obligated to pay at Maturity, in lieu of the Principal Amount at Maturity of a Note, the Restated Principal Amount thereof and (ii) except with respect to the definition in the Second Supplemental Indenture of Accreted Conversion Price, "Issue Price and accrued Original Issue Discount," "Issue Price plus Original Issue Discount" or similar words, as used herein and in the Indenture, shall mean Restated Principal Amount plus accrued and unpaid interest with respect to any Note. Notes authenticated and delivered after the Option Exercise Date may, and shall if required by the Trustee, bear a notation in a form approved by the Trustee as to the conversion of the Notes to semiannual coupon Notes.

     Subject to the provisions of the Indenture, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

     (b) Cash interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note is registered at the close of business on the Regular Record Date for such cash interest at the office or agency of the Company maintained for such purpose.

     (c) Except as otherwise specified with respect to the Notes, any Defaulted Interest on any Note shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 307 of the Indenture.

10.  Denominations; Transfer; Exchange.

     The Notes are in fully registered form, without coupons, in denominations of $1,000 Principal Amount at Maturity and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.  Persons Deemed Owners.

     The registered Holder of a Note may be treated as the owner of a Note for all purposes.

12.  Unclaimed Money or Securities.

     The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

13.  Amendment; Waiver.

     Subject to certain exceptions set forth in the Indenture, (i) the Second Supplemental Indenture or the Notes may be amended with the written consent of the Holders of at least 66b% in aggregate Principal Amount at Maturity of the Notes at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount at Maturity of the Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to add additional events of default, to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not adversely affect the rights of any Holder in any material respect.

14.  Defaults and Remedies.

     Under the Indenture, Events of Default include (i) default in the payment of principal of or premium, if any, on any of the Securities of any series when due; (ii) default in the payment of interest on any Security of any series when due and continuance of such default for 30 days; (iii) default in the deposit of any sinking fund payment on any Security of any series when due; (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in the performance or breach of which is otherwise addressed) with respect to any Security of any series and continuance of such default or breach for 60 days after written notice to the

Company by the Trustee or to the Company and the Trustee by holders of not less than 25% in aggregate principal amount of the Securities of that series; (v) any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money in an aggregate principal amount exceeding $5,000,000 of the Company or Providian National Bank shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided by the Indenture; (vi) certain events of bankruptcy, insolvency or reorganization of the Company; or (vii) any other event that may be specified with respect to any Security of a series.

     So long as any of the Notes are outstanding, the Second Supplemental Indenture provides that additional Events of Default with respect to the Notes shall include (i) any default by the Company in the payment at Maturity of the Principal Amount at Maturity (or if applicable the Restated Principal Amount), Issue Price, accrued Original Issue Discount (or accrued and unpaid regular cash interest if any), Redemption Price, Purchase Price or Change of Control Purchase Price with respect to any Note when such becomes due and payable; (ii) any default by the Company in payment of any interest which becomes payable after the Notes have been converted to semiannual coupon Notes in accordance with
paragraph 9 hereof, which default continues for 30 days; or (iii)   failure by
the Company to convert any portion of the principal amount of a Note in accordance with its terms following exercise by the Holder of such Note of the right to convert such Note.

15.  Trustee Dealings with the Company.

     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.  No Recourse Against Others.

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.  Authentication.

     This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

18.  Abbreviations.

     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.  GOVERNING LAW.

     THE INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21.  DEFEASANCE.

     The provisions for defeasance and covenant defeasance set forth in Sections 1302 and 1303 of the Indenture, respectively, will not apply to the Notes.

                              -------------------

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture or a copy of the text of this Security in larger type. Requests may be made to:


          Providian Financial Corporation
          201 Mission Street
          San Francisco, CA 94105
          Attention: Treasurer

                                ASSIGNMENT FORM

               To assign this Security, fill in the form below:

I or we assign and transfer this Security to

___________________________________________________________________________
___________________________________________________________________________

                  (Insert assignee's soc. sec. or tax ID no.)

___________________________________________________________________________

___________________________________________________________________________

___________________________________________________________________________
             (Print or type assignee's name, address and zip code)

and irrevocably appoint

______________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.



___________________________________________________________________________

Date: __________________   Your Signature: ________________________________

___________________________________________________________________________
    (Sign exactly as your name appears on the other side of this Security)

                               CONVERSION NOTICE

   To convert this Security into Common Stock of the Company, check the box:

                                      [_]

To convert only part of this Security, state the Principal Amount at Maturity to be converted (which must be $1,000 or an integral multiple of $1,000):

$_______________________________________________________________________________

If you want the stock certificate made out in another person's name, fill in the form below:


________________________________________________________________________________
________________________________________________________________________________
                (Insert other person's soc. sec. or tax ID no.)


________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
           (Print or type other person's name, address and zip code)


________________________________________________________________________________

Date: __________________   Your Signature: _____________________________________

________________________________________________________________________________
    (Sign exactly as your name appears on the other side of this Security)